Exhibit 10.125

FEDERATED HERMES, INC.
Stock Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

FOR AWARDS TO EMPLOYEES IN THE UNITED KINGDOM

THIS AGREEMENT, is made and effective as of the ______ day of November, 20______, by and between Federated Hermes, Inc. (including its successors and assigns, the "Company"), a Pennsylvania corporation having its principal place of business in Pittsburgh, Pennsylvania

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____________, an Employee of the Company or a Group Company (the "Participant"). Capitalized terms used in this Agreement shall, unless specifically defined herein, have the respective meanings given to such terms in the UK Sub-Plan (the “UK Sub-Plan”) to the Federated Hermes, Inc. Stock Incentive Plan, as amended (the "Stock Incentive Plan").

WITNESSETH THAT:

WHEREAS, in order to provide incentives to Federated employees, the Company has adopted the Stock Incentive Plan under which, among other things, Awards of Class B Common Stock of the Company, no par value (the "Class B Common Stock"), can be made to Employees; and

WHEREAS, the Company desires to have Participant continue in Federated’s employ and to provide Participant with an incentive to put forth maximum effort for the success of the business; and

WHEREAS, Participant holds a position of trust and confidence within Federated (as hereafter defined), and Federated has entrusted and will continue to entrust Participant with its trade secrets and confidential, proprietary business information and knowledge about and relationships with Federated employees and Federated Clients (as hereafter defined). Because such information and relationships could be used by Federated’s competitors to gain an unfair advantage against Federated, this Agreement and the Confidentiality Agreement (as hereafter defined) contain noncompetition provisions to protect Federated’s confidential information, employee and client relationships, and goodwill; and

WHEREAS, subject to the terms and conditions hereafter set forth, by action of the Board Committee, the Company hereby grants an Award of Class B Common Stock to Participant.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
Definitions

As used herein:

1.1    "Federated" shall mean Federated Hermes, Inc. or any corporate parent, affiliate, or direct or indirect subsidiary thereof (including any Group Company), or any successor to Federated, for which Participant performs services, regardless of whether this Agreement has been expressly assigned to such corporate parent, affiliate, or direct or indirect subsidiary, or successor.
1.2    "Federated Client" shall mean each client or customer of Federated which Federated or any of its employees handled, serviced, or solicited at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation.
1.3    "Federated Services" shall mean any services the same as, similar to, or in competition with the type of services offered by Federated at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation, including, without limitation, offering mutual funds (which term includes for the purposes of this Agreement any investment company, fund or collective investment scheme) for sale, providing investment advice and/or investment management, providing administrative or distribution services to mutual funds and/or providing retirement plan services, mutual fund clearing services, or mutual fund account administration services; provided, however, that, in the discretion of the Company exercised by notice to the Participant, Federated Services may not include business lines abandoned by Federated.
1.4    "Restriction Period" shall mean the period beginning on the date of this Agreement and ending on (i) ______ ______, ______ with respect to the Shares that would be Vested Shares as of ______ ______, ______ pursuant to Section 3.1 and (ii) in the event of Participant’s Disability ______ ______, ______ with respect to the Shares that would be Vested Shares pursuant to Section 3.2(b) and (iii) in the event of the Participant’s death on or after ______ ______, ______, the date of the Participant’s death.

1.5    "Unvested Shares" shall mean all Shares other than Vested Shares.
1.6    "Vested Shares" means Shares that have vested in accordance with Section 3.1 or Section 3.2.

ARTICLE II
Grant of Restricted Stock

2.1    Subject to the conditions set forth in Section 2.2 hereof and the other terms and conditions of this Agreement, the Company hereby grants, effective November ______, ______, to Participant an Award (the "______ Award") to purchase ______ (______) shares (the "Shares") of Class B Common Stock at a purchase price of $3.00 per share (the "Purchase Price"). At the discretion of the Company, certificates for the Shares may not be issued. In lieu of certificates, the Company will establish a book entry account for the Shares in the name of the Participant with the Company's transfer agent and registrar for the Class B Common Stock.

2.2    Notwithstanding Section 2.1 or any other provision of this Agreement to the contrary, this Agreement shall become effective only if Participant executes and delivers to the Company two counterparts of this Agreement along with the Purchase Price for the Shares by
______ ______, ______, time being of the essence.

ARTICLE III
Terms of the Award

3.1    During the continuation of Participant's employment by Federated, the Award shall vest in Participant in accordance with the schedule of vesting as follows:

Date	Portion Vested	Cumulative Percentage
November______, 20______	100%	100% (restrictions lapse)

3.2    In the event of the Disability or death of Participant after the effective date of this Agreement:

(a)     Prior to November ______, ______, all Unvested Shares as of the date of such Disability or death shall be forfeited and sold back to the Company in accordance with Section 3.3 below.

(b)     On or after November ______, ______, all Shares not then Vested Shares as of the date of such Disability or death shall become Vested Shares upon such Disability or death. The Restriction Period shall end on the date of Participant's death, or in the case of Participant’s Disability, the Restriction Period shall end on November ______, ______.

(c)     For purposes of this Agreement, "Disability" shall be deemed to have occurred as of the first day following Participant's termination of employment by Federated as a result of a mental or physical condition that prevents Participant from engaging in the principal duties of Participant's employment with Federated as determined in accordance with the Rules and Regulations Establishing Formal Review Procedures under the Stock Incentive Plan.

3.3    Upon the termination or cessation of Participant's employment with Federated for any reason whatsoever, including an involuntary termination without cause, Participant shall immediately sell to the Company, and the Company shall purchase from Participant, all Shares that are Unvested Shares as of the date of termination or cessation of employment, in each case at the Purchase Price per Share.

3.4    Participant acknowledges that Participant has previously entered into (whether as part of Participant’s contract of employment or by separate agreement) or simultaneously herewith is entering into an "Agreement Regarding Confidential Information" with Federated (the "Confidentiality Agreement"). Participant acknowledges that Federated would not enter into this Agreement without the Confidentiality Agreement. In the event that, during the course of Participant's employment with Federated, Participant shall (i) engage in "competition" with Federated as defined but excluding the temporal limitations contained in Section 3.6 of this Agreement or (ii) shall breach any provision of the Confidentiality Agreement, then Participant shall immediately sell to the Company and the Company shall purchase from Participant, at the Purchase Price per Share, all Shares, whether Vested Shares or Unvested Shares, then owned by the Participant. If Participant chooses to engage in competition with Federated as defined above or chooses to breach the Confidentiality Agreement, Participant will knowingly be forfeiting Participant’s ______ Award, whether Vested Shares or Unvested Shares, granted under this Agreement and will have considered the loss of such a potential benefit in Participant's decision to engage in competition with Federated or to breach the Confidentiality Agreement. In the event of a breach of the Confidentiality Agreement, Federated also shall have the rights and remedies provided under that agreement.

3.5    Participant acknowledges that in the event that Participant engages in competition with Federated as defined and within the temporal limitations contained in Section 3.6 of this Agreement, then Federated shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such breach or threatened breach thereof by Participant, Participant’s partners, agents, servants, employers, and employees, and any other persons acting for or with Participant. Participant further agrees that any corporate parent, direct or indirect subsidiary, affiliate, or successor of Federated for which Participant performs services may enforce this Agreement without need for any assignment of this Agreement.

3.6    Participant shall be deemed to have engaged in "competition" with Federated in the event that, during the period of Participant's employment by Federated and thereafter until twelve (12) months after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received by Participant from Federated, Participant, directly or indirectly, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner, joint venturer, consultant or otherwise for any person other than Federated) (i) solicits, contacts, calls upon, communicates with, or attempts to communicate with any Federated Client for the purpose of providing Federated Services to such Federated Client or (ii) sells any Federated Services to any Federated Client. Notwithstanding the foregoing, Participant's ownership of not more than five percent (5%) of the total shares of all classes of stock of any publicly-held corporation or other business organization shall not constitute Participant's competition with the Company or any Subsidiary hereunder. Further, for the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement prevents reporting (or receiving financial awards from the government resulting from reporting) possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation (or similar foreign law), including, without limitation, good faith disclosure on a confidential basis of Confidential Information (as defined in the Confidentiality Agreement) constituting “Trade Secrets” as defined in 18 U.S.C. § 1839 (or similar foreign law), and so long as such disclosures are consistent with 18 U.S.C. § 1833 (or similar foreign law).

3.7    Participant hereby acknowledges and agrees that:
(a)    This Agreement and the Confidentiality Agreement are necessary for the protection of the legitimate business interests of Federated;
(b)    The restrictions contained in this Agreement and the Confidentiality Agreement regarding scope, length of term and types of activities restricted are reasonable;
(c)    Participant has received adequate and valuable consideration for entering into this Agreement and the Confidentiality Agreement;
(d)    Participant’s covenants in Sections 3.4 to 3.7 of this Agreement and those in the Confidentiality Agreement shall be construed as independent of any other provisions and the existence of any claim or cause of action Participant may have against Federated, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Federated of these covenants;
(e)    Neither this Agreement nor the Confidentiality Agreement prevents Participant from earning a livelihood after termination or cessation of employment with Federated; and
(f)    Participant has an obligation to notify prospective employers of the covenants in Sections 3.4 to 3.7 of this Agreement and of those in the Confidentiality Agreement.

ARTICLE IV
Withholding Taxes; Section 431 Election

4.1    The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or the removal of any stop order or transfer restrictions on the Shares or any restrictive legends on the Certificates representing the Shares hereunder, an amount in cash sufficient to satisfy minimum federal, state and local tax withholding requirements and/or any UK Tax Liability associated with the
______ Award (each a "Withholding Obligation"). Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 5.1 hereof, in the event of any minimum federal, state or local tax or UK Tax Liability Withholding Obligation (other than pursuant to an election under Section 431(1) as described in Section 4.2 below), the Company has the right to permit the Participant to sell, or to have sold on Participant's behalf, Shares, to a third party, in an amount and under such terms and conditions as the Company shall establish in its sole discretion. Additionally, the Company, in its sole discretion, shall have the right to withhold from the Participant Shares with a Fair Market Value (as defined in the Stock Incentive Plan) equal to the Company's minimum federal, state and local tax withholding requirements and/or equal to the amount of the UK Tax Liability associated with the ______ Award. For this purpose, Fair Market Value shall be determined as of the day that the Withholding Obligation arises.

4.2    The Participant acknowledges that (a) the Participant has been informed of the availability of making an election in accordance with Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003; and (b) that such election must be made within fourteen (14) days of the date on which the Participant acquires Shares pursuant to the ______ Award. The form of the Section 431(1) election the Participant may elect to make is set out in Exhibit A to this ______ Restricted Stock Award Agreement.

ARTICLE V
Restrictions on Transfer
5.1    Participant hereby acknowledges that none of the Shares, whether Vested Shares or Unvested Shares, may be sold, exchanged, assigned, transferred, pledged, hypothecated, gifted or otherwise disposed of (collectively, "disposed of") until the expiration of the Restriction Period applicable to those Shares and the payment of any minimum withholding tax. Participant further acknowledges that there may be a period of administrative delay between the date on which the Restriction Period expires and the date on which the Shares may be disposed of by the Participant. The Board Committee may, in its sole discretion, permit the Shares to be transferred to a "family member" as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time under terms and conditions as may be determined by the Human Resources Department.

5.2    Participant shall not dispose of the Shares acquired, or any portion thereof, at any time, unless Participant shall comply with the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder, any other applicable securities law, and the terms of this Agreement, the Stock Incentive Plan and the UK Sub-Plan. Participant further agrees that the Company may direct its transfer agent to refuse to register the transfer of any Shares underlying the ______ Award which, in the opinion of the Company's counsel, constitutes a violation of any applicable securities laws then in effect or the terms of this Agreement.

5.3    Any certificate representing the Shares issued during the Restriction Period shall, unless the Board Committee determines otherwise, bear a legend substantially as follows:

"The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Hermes, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Restricted Stock Award Agreement between the registered owner and Federated Hermes, Inc. A copy of the Plan, such rules and such agreement may be obtained from the Secretary of Federated Hermes, Inc."

The Participant further acknowledges and understands that the certificates representing the Shares issued hereunder may bear such additional legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

Any book entry for the Shares will be restricted and subject to stop orders during the Restriction Period.

5.4    If certificates representing the Shares underlying the ______ Award are issued during the Restriction Period, they shall be retained in custody by the Company. Within a reasonable time after Vested Shares may be disposed of by the Participant in accordance with Section 5.1 hereof, all restrictions or stop orders applicable to the Shares shall be removed and, in the event that certificates have been issued, legends shall be removed upon the Participant's written request to the transfer agent.

ARTICLE VI
Miscellaneous
6.1    In the event of any change or changes in the outstanding Class B Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, splitup, combination or exchange of shares, or any similar change affecting the Class B Common Stock, any of which takes effect after the effective date of this Agreement, then in any such event the number and kind of shares subject to the ______ Award, the Purchase Price and any other similar provisions, shall be equitably adjusted consistent with such change in such manner as the Board Committee, in its discretion, may deem appropriate to prevent dilution or enlargement of the rights granted to Participant hereunder. Any adjustment so made shall be final and binding upon Participant and all other interested parties.

6.2    Whenever the word "Participant" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Participant’s Personal Representatives, the word "Participant" shall be deemed to include the Participant’s Personal Representatives.

6.3    After the effective date of this Agreement: (a) the Participant shall be entitled to vote the Shares, whether Vested Shares or Unvested Shares, on all matters presented to the holders of Class B Common Stock of the Company and (b) the Shares, whether Vested Shares or Unvested Shares, shall be deemed to be issued and outstanding for all purposes, including, without limitation, the payment of dividends and distributions and any determination of any stockholder's or stockholders' percentage equity interest in the Company.

6.4    Nothing in this Agreement or the Stock Incentive Plan (including the UK Sub-Plan) shall confer upon Participant any right to continue in the employ of Federated or shall affect the right of Federated to terminate the employment of Participant with or without cause. Nothing in this Agreement or the Stock Incentive Plan (including the UK Sub-Plan) shall affect the rights and obligations of the Participant under the terms of the Participant’s office or employment with Federated or any Group Company. The Participant waives any and all rights to compensation or damages in consequences of the termination of the Participant’s office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair) insofar as those rights arise or may arise from the Participant ceasing to have rights under the
______ Award as a result of such termination. The grant of the ______ Award does not imply that any further Award will be granted or that the Participant has any right to receive any further Award under the Stock Incentive Plan (including the UK Sub-Plan).

6.5    The Award received by Participant pursuant to this Agreement shall not be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

6.6    Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Secretary of the Company at its office at 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to the Participant.

6.7    This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

6.8    The Award shall be subject to the terms and conditions set forth in the Stock Incentive Plan (including the UK Sub-Plan), and in the event of any conflict between the provisions of this Agreement and those of the Stock Incentive Plan (including the UK Sub-Plan), the Stock Incentive Plan (including the UK Sub-Plan) provisions shall govern.

6.9    This Agreement will be binding upon and inure to the benefit of Participant's heirs and representatives and the assigns and successors of the Company and may be assigned by the Company to any third party, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by Participant.

6.10    Except as stated hereafter, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Participant has entered into an agreement with Federated that contains provisions pertaining to non-competition or non-solicitation of clients, non-solicitation or non-hiring of employees and/or non-disclosure or non-use of confidential information, including but not limited to the Confidentiality Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement may be amended or terminated at any time by written agreement of the parties hereto. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Agreement to the extent necessary to conform the provisions of this Agreement with Section 409A of the Code and the regulations promulgated thereunder ("Section 409A") or an exception thereto.

6.11    Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.

6.12    Any dispute or litigation arising out of or relating to this Agreement will be resolved in the courts of Allegheny County or the Western District of Pennsylvania and Participant hereby consents to jurisdiction in Pennsylvania.

6.13    No rule of strict construction will be implied against the Company, or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Board Committee.

6.14    Participant irrevocably agrees to the terms of Section 14 of the Stock Incentive Plan (including the UK Sub-Plan) (Operation of Malus and Clawback), and agrees and acknowledges that this ______ Restricted Stock Award Agreement constitutes an acceptance notice for the purposes of Section 14.9 of the Stock Incentive Plan as modified by the UK Sub-Plan.

6.15    Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.

6.16    The Participant hereby grants to the Company an irrevocable power of attorney and declares that the Company shall be the attorney-in-fact to act for and on behalf of the Participant, to act in Participant's name, place and stead, in connection with (i) any and all transfers of Shares, whether Vested Shares or Unvested Shares, to the Company pursuant to this Agreement, including pursuant to Sections 3.3, 3.4 and 4.1 hereof, or (ii) any sale of Vested Shares to a third party pursuant to Section 4.1 hereof, or (iii) any transfers of Shares, whether Vested Shares or Unvested Shares as the Board Committee may require to be made pursuant to Section 14 of the Stock Incentive Plan (including the UK Sub-Plan).

6.17    The ______ Award is intended to be excepted from coverage under Section 409A and shall be interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant's consent, modify or amend the terms of this ______ Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable to cause this ______ Award to be excepted from Section 409A (or to comply therewith to the extent that Company determines it is not excepted). Notwithstanding the foregoing, Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is and shall remain solely responsible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

FEDERATED HERMES, INC.

By ___________________________
Chief Financial Officer

PARTICIPANT

Print Name:____________________

Exhibit A to the ______ Restricted Stock Award Agreement

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003

One Part Election

1.	Between

the Employee                         [insert name of employee]
whose National Insurance Number is         [insert NINO]
and
the Company (who is the Employee's employer)     [insert name of company]
of Company Registration Number            [insert CRN]

2.	Purpose of Election

This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.	Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities                    10,000
Description of securities                Class B Common Stock
Name of issuer of securities                Federated Hermes, Inc.
To be acquired by the Employee on or after ______ day of ____________, ______ under the terms of UK Sub-Plan to the Federated Hermes, Inc. Stock Incentive Plan

4.	Extent of Application

This election disapplies all restrictions attaching to the securities, pursuant to section 431(1) ITEPA.

5.	Declaration

This election will become irrevocable upon the later of its signing or the acquisition of employment-related securities to which this election applies.

In signing this joint election, we agree to be bound by its terms as stated above.

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Signature (Employee) Date

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Signature (for and on behalf of the Company) Date

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Position in company